EXHIBIT 10.02

EMPLOYEE BENEFITS TRANSITION AGREEMENT

This Employee Benefits Transition Agreement (“Agreement”) is entered into by and between Valero Energy Corporation (“VEC”), Valero GP Holdings, LLC (“Holdings”) and Valero GP, LLC (“GP”) to be effective as of July 1, 2006.

WHEREAS, GP is a wholly-owned subsidiary of Holdings and, prior to the transactions referenced herein, Holdings has been an indirect wholly-owned subsidiary of VEC; and

WHEREAS, pursuant to a series of public offerings, VEC intends to sell its ownership interest in Holdings to public unitholders; and

WHEREAS, the first such public offering (“Initial Tranche”) became effective on July 19, 2006, at which time Holdings and (as a result of Holdings’ ownership, GP) ceased to be within the controlled group of VEC, as contemplated under Internal Revenue Code section 414(b); and

WHEREAS, VEC, Holdings and GP have made certain provisions for, and certain agreements with respect to, the transition of employee benefit plans covering employees of GP in connection with such transactions;

WHEREAS, VEC, Holdings and GP have agreed that VEC and certain of its wholly owned subsidiaries (the “VEC Subsidiaries”) will transfer to Holdings related liabilities and assets, such transfer to relate to whichever entity holds such liability; and

WHEREAS, VEC, Holdings and GP desire to enter into this Agreement in order to confirm and memorialize such agreements.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                       Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms, when used herein, shall have the following meanings:

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in section 4980B of the Code and sections 601 through 608 of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“DOL” shall mean the Department of Labor.

“Eligible GP Employees” shall mean individuals who, as of July 1, 2006, are employees of GP, as well as any other individuals who are transferred from VEC or any of its affiliates to GP on or before the effective date of the Final Tranche.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Final Tranche” shall mean the effective date of the final sale by VEC of its equity ownership interest in Holdings, whether by public offering, private placement or otherwise, at which time it is contemplated that VEC shall cease to have any equity ownership interest in Holdings.

“GP Plans” shall mean each of the employee benefit plans and programs to be adopted and maintained by GP as contemplated herein.

“IRS” shall mean the Internal Revenue Service.

“QDRO” shall mean a domestic relations order which qualifies under section 414(p) of the Code and section 206(d) of ERISA.

“QMCSO” shall mean a domestic relations order which qualifies under section 609(a) of ERISA.

“VEC Employees” shall mean all employees of VEC or any of its affiliates other than Eligible GP Employees.

2.                                       General Support and Cooperation.  The parties agree, as a general matter, that they shall fully cooperate with each other in all reasonable respects in the design, adoption, amendment, implementation, and administration of the employee benefit plans and programs, as well as the other matters, contemplated herein.  In furtherance but not in limitation of this general provision, each party shall provide the other party with such records, data and information as may be reasonably necessary in order to carry out the intent of this Agreement.  Additionally, VEC shall, at its cost and expense, assist GP in the design, preparation and initial implementation of each of the GP Plans, such assistance to include reasonable access to appropriate individuals within the human resources and legal functions of VEC.  Notwithstanding anything else provided herein, payment of all costs associated with the design, preparation and initial implementation of each of the GP Plans contemplated herein shall be borne by VEC, including but not limited to related legal and actuarial fees.

3.                                       No Limitation on Right to Amend Plans.  Notwithstanding any provision of this Agreement, nothing herein shall be interpreted or construed to limit the right of either VEC or GP to amend any of their respective employee benefit plans in whole or in part, or to terminate any such plan or program, at any time, and nothing herein is intended to require VEC or GP to continue to maintain any of the plans or programs described herein.  This Agreement is not intended, and shall not be construed, to constitute an amendment of any plan or program of VEC or GP, nor shall this Agreement provide any Eligible  GP Employee, VEC Employee, or any other individual any third party beneficiary rights of any kind.

4.                                       Term.  Each of the transition services and arrangements provided for herein shall continue through the earlier of its completion or the Final Tranche; provided that the parties may agree to extend any of the services and arrangements beyond the effective date of the Final Tranche by mutual agreement, and provided further that nothing in this Agreement shall be deemed to alter or diminish any of the services provided by affiliates of VEC to GP or any of its affiliates pursuant to that certain Third Amended and Restated Services Agreement dated as of January 1, 2006 among Diamond Shamrock Refining and Marketing Company, Valero Corporate Services Company, Valero L.P., Valero Logistics Operations, L.P., Riverwalk Logistics, L.P. and GP, as may be amended and restated from time to time.

5.                                       Pension Plan.

(a)                                  GP Pension Plan.  GP has adopted a defined benefit pension plan (“GP Pension Plan”) effective as of July 1, 2006, to cover Eligible GP Employees, as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the GP Pension Plan.  The GP Pension Plan provides all Eligible GP Employees with service credit for purposes of vesting and eligibility for all service credited by VEC under the Valero Energy Corporation Pension Plan (“VEC Pension Plan”) for such purposes.  Additionally, Final Average Salary (as defined in the GP Pension Plan) includes eligible compensation earned by Eligible GP Employees while covered under the VEC Pension Plan, as well as eligible compensation earned with GP after July 1, 2006.

(b)                                 VEC Pension Plan.  Effective as of July 1, 2006, GP shall cease to be a participating employer under the VEC Pension Plan and all Eligible GP Employees shall no longer be eligible to accrue additional credited service for purposes of accruing additional benefits under the VEC Pension Plan. VEC shall amend the VEC Pension Plan to provide that, for purposes of calculating the benefits of each Eligible GP Employee, Final Average Salary (as defined in the VEC Pension Plan) shall include all eligible compensation earned by the Eligible GP Employee while employed by GP (or an affiliate of GP provided, and for so long as, such affiliate maintains a traditional formula-based defined benefit pension plan) following the effective date of this Agreement and prior to the earlier of the date that the Eligible GP Employee commences his/her benefit under the VEC Pension Plan, or separates from service from GP.  GP or its affiliate, as appropriate, shall provide to VEC an affidavit to be certified by an appropriate representative setting forth the amount of earned compensation and years of service with the respective entity to be used in determining Final Average Salary as contemplated in the preceding sentence. VEC shall amend the VEC Pension Plan further to provide that vesting service under the VEC Pension Plan shall include all service with GP following the effective date of this Agreement prior to the date that the Eligible GP Employee commences his/her benefits under the VEC Pension Plan.

6.                                       Retiree Welfare Benefits.  GP has adopted a retiree welfare benefit plan effective July 1, 2006 that will offer retiree coverage for medical, dental, prescription drug, vision and life insurance benefits for eligible retirees of GP, as determined by GP from time to time, beginning January 1, 2007.  The parties agree that VEC will provide retiree welfare benefits under the VEC retiree welfare benefit plan, as it  may be amended from time to time, for: (a) Eligible GP Employees who: (i) as of July 1, 2006, are at least age fifty-five (55) and have at least five (5) years of credited service recognized by VEC under the VEC Pension Plan; or (ii) on or prior to December 31, 2006, are eligible for, and elect to begin receiving, a pension benefit under the VEC Pension Plan and, coincident with such pension benefit commencement, elect to commence retiree welfare plan coverage.

7.                                       Active Employee Welfare Benefits.

(a)                                  Welfare Plan Transition Period.  Health and welfare benefit coverage for Eligible GP Employees, as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the applicable welfare plan sponsored by GP, and their eligible dependents, shall, during the period beginning July 1, 2006 and ending December 31, 2006, or such other date to which the parties may agree (“Welfare Plan Transition Period”), continue to be provided under the VEC welfare benefit plans, subject to the respective terms of such plans, as they may be amended from time to time.  VEC will also be responsible for providing any required COBRA coverage for Eligible GP Employees and dependents whose COBRA qualifying event occurs during the Welfare Plan Transition Period, and for administering any QMCSOs received during the Welfare Plan Transition Period.  With respect to the continuation of coverage during the Welfare Plan Transition Period for the Eligible GP Employees and their dependents, GP shall continue to be charged by VEC the percentage of payroll attributable to the overall benefit costs as determined on January 1, 2006 (such percentage being 50.6%, a portion of which relates to the provision of welfare benefits).

(b)                                 GP Welfare Plans.  As of the expiration of the Welfare Plan Transition Period, GP will have established its welfare benefit plans for Eligible GP Employees and their dependents, as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the applicable welfare plan sponsored by GP, and such individuals shall no longer be eligible for coverage or benefits under the VEC welfare benefit plans, except as may be required under COBRA for qualifying events that occurred during the Welfare Plan Transition Period.

(c)                                  Special Provisions Regarding Long-Term Disability/Health and Welfare Benefits.  Consistent with the foregoing provisions of this Section 7, VEC shall continue to provide long-term disability (“LTD”) pay continuance coverage to Eligible GP Employees during the Welfare Plan Transition Period under the VEC LTD plan, as it may be amended from time to time.  However, GP will be obligated for the cost of LTD benefits (pay continuance and/or health and welfare benefits, as applicable) to those individuals identified on Schedule A during the Welfare Plan Transition Period and going forward shall provide such benefits under GP LTD and health and welfare plans.  The transfer of liabilities relating to the individuals identified on Schedule A are more particularly described in Exhibit A. At the expiration of the Welfare Plan Transition Period, VEC shall be obligated solely with respect to the provision of LTD pay continuance benefits for any Eligible GP Employee (other than those former Kaneb employees listed on Schedule A) who is or becomes eligible to receive LTD pay continuance benefits due to a disability that occurs on or before December 31, 2006, such LTD pay continuance benefits to be payable in accordance with the terms of the applicable insurance policy sponsored by VEC.  Also at the expiration of the Welfare Plan Transition Period, each entity shall be responsible for the LTD coverage and benefits that may become payable to its respective employees due to a disability that occurs on or after January 1, 2007.  The parties shall cooperate with each other and coordinate the transfer of appropriate individuals from the VEC LTD and health and welfare plans to the GP LTD  and health and welfare plans consistent with the provisions of this paragraph.

(d)                                 Section 125 Plan.  During the period beginning July 1, 2006 and ending at the expiration of the Welfare Plan Transition Period, Eligible GP Employees will continue to be eligible to participate in the VEC flexible benefits plan under Code section 125, subject to its terms and conditions as they may be amended from time to time.   The existing elections for Eligible GP Employees participating in the VEC flexible benefits plan during 2006 shall remain in effect throughout 2006 subject to any changes permitted under the VEC flexible benefits plan.  Effective as of the expiration of the Welfare Plan Transition Period, Eligible GP Employees shall cease participation in the VEC flexible benefits plan, and GP may establish a flexible benefits plan under Code section 125 for Eligible GP Employees.

8.                                       Thrift Plan.  Effective as of July 1, 2006, GP adopted a defined contribution retirement plan (“GP Thrift Plan”) for Eligible GP Employees as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the GP Thrift Plan.  GP Employees who were participating in the Valero Energy Corporation Thrift Plan (“VEC Thrift Plan”) immediately prior to the adoption of the GP Thrift Plan began participating in the GP Thrift Plan effective as of July 1, 2006, at the same contribution rate as then in effect under the VEC Thrift Plan.  Eligible GP Employees are deemed to have incurred a termination of employment for purposes of the VEC Thrift Plan as of the effective date of the Initial Tranche, and all accrued benefits of Eligible GP Employees under the VEC Thrift Plan shall be deemed to be fully vested as of July 1, 2006.  The GP Thrift Plan shall accept direct rollovers of the account balances of Eligible GP Employees under the VEC Thrift Plan, and shall provide credit to all Eligible GP Employees for purposes of eligibility and vesting for all service credited by VEC for such purposes under the VEC Thrift Plan.  The parties will cooperate with each other to establish and implement one or more special direct rollover “window” opportunities for Eligible GP Employees to roll over their account balances under the VEC Thrift Plan (including, for such special direct rollover window periods, outstanding plan loans) to the GP Thrift Plan on such terms as the parties agree.

9.                                       Equity Incentive Arrangements.

(a)                                  VEC Stock Plans.  VEC shall effect appropriate amendments to the Valero Energy Corporation 2003 Employee Stock Incentive Plan and the Valero Energy Corporation 2001 Executive Stock Incentive Plan (the “VEC Stock Plans”) such that, for purposes of administering the outstanding awards previously made to Eligible GP Employees: (i) such employees shall be deemed to have terminated employment as of the effective date of the Final Tranche; and (ii) all such awards shall become fully vested as of the effective date of the Final Tranche, and exercisable over the succeeding 12-month period.  All costs, expenses and liabilities associated with or arising from VEC’s obligations under this paragraph 9(a) shall be the responsibility of  VEC.

(b)                                 GP Unit Plans.  GP shall continue to sponsor and administer the Valero GP, LLC Amended and Restated 2000 Long-Term Incentive Plan and the Valero GP, LLC Amended and Restated 2002 Unit Option Plan (the “GP Unit Plans”), in accordance with their terms and conditions, as they may be amended from time to time.  It is the parties’ current intent that no modifications to outstanding awards under the GP Unit Plans will be made as a result of the transactions contemplated in this Agreement.  All costs, expenses and liabilities associated with or arising from GP’s obligations under this paragraph 9(b) shall be the responsibility of GP.

10.           Nonqualified Deferred Compensation Arrangements.

(a)                                  Valero Energy Corporation Deferred Compensation Plan.  Under the terms of the Valero Energy Corporation Deferred Compensation Plan (“Deferred Compensation Plan”), Eligible GP Employees who are participants in the Deferred Compensation Plan shall be deemed to have terminated employment upon VEC ceasing to own a majority of the equity interest in GP.  As provided for under the Deferred Compensation Plan, the account balances of such GP Employees shall be distributed in accordance with the deferral and distribution elections previously made by such Eligible GP Employees consistent with the provisions of the Deferred Compensation Plan.

(b)                                 Excess Thrift Plan.  Effective as of July 1, 2006, GP shall adopt an Excess Thrift Plan (“GP Excess Thrift Plan”) for Eligible GP Employees, as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the GP Excess Thrift Plan, which shall have initial terms substantially similar to the terms of the Valero Energy Corporation Excess Thrift Plan (“VEC Excess Thrift Plan”).  Eligible GP Employees shall cease to be eligible for additional contributions or accruals under the VEC Excess Thrift Plan effective as of July 1, 2006, and, in accordance with the terms of the VEC Excess Thrift Plan, all benefits accrued as of July 1, 2006 by Eligible GP Employees shall be distributed to such Eligible GP Employees as soon as reasonably practical following the effective date of the Initial Tranche, considering, without limitation, restrictions on certain distributions imposed by the Code.  The GP Excess Thrift

Plan shall provide credit to all Eligible GP Employees for purposes of vesting for all service credited by VEC for such purpose under the VEC Excess Thrift Plan.

(c)                                  Frozen Nonqualified 401(k) Plan for Former UDS Employees.  Effective as of July 1, 2006, the Ultramar Diamond Shamrock Corporation Nonqualified 401(k) Plan (the “VEC UDS Plan”), which is maintained as a frozen nonqualified deferred compensation plan covering certain former employees of Ultramar Diamond Shamrock Corporation, shall be effectively split into two plans, the VEC UDS Plan and the Valero GP, LLC Frozen Nonqualified 401(k) Plan for Former Employees of Ultramar Diamond Shamrock Corporation (the “GP UDS Plan”).  The remaining VEC UDS Plan shall continue to be sponsored, maintained, and administered by VEC, and the spun-off GP UDS Plan shall be sponsored, maintained, and administered by GP.  Effective as of July 1, 2006, all Eligible GP Employees who are participants in the VEC UDS Plan shall automatically become participants in the GP UDS Plan and shall cease their eligibility for and participation in the VEC UDS Plan in accordance with its terms as amended from time to time.  All VEC Employees who are participating in the VEC UDS Plan shall continue to participate in such plan, in accordance with its terms as amended from time to time.

(d)                                 Excess Pension Plan and Supplemental Retirement Plan.  Effective as of July 1, 2006, GP shall adopt an Excess Pension Plan (“GP Excess Pension Plan”) and a Supplemental Retirement Plan (“GP SERP”) for Eligible GP Employees, as well as other individuals subsequently employed by GP and determined to be eligible under the terms of the GP Excess Pension Plan or GP SERP, which shall have initial terms substantially similar to the terms of the corresponding VEC plans (“VEC Excess Pension Plan” and “VEC SERP”, respectively).  Eligible GP Employees who, as of July 1, 2006, are participants in the VEC Excess Pension Plan or the VEC SERP shall automatically become participants in the GP Excess Pension Plan or the GP SERP, as the case may be, and shall cease to be eligible to participate in, or to receive additional accruals under, the VEC Excess Pension Plan or the VEC SERP.  Upon the  transfer of assets and liabilities described in paragraph 12 below as of the effective date of the initial tranche, GP shall be solely obligated with respect to all excess pension and supplemental retirement benefits of Eligible GP Employees, and VEC shall have no further liabilities with respect to such benefits.

11.                                      Determination Letter Application; Filings.  VEC shall assist GP in preparing, submitting and processing determination letter applications with the IRS for the GP Pension Plan and the GP Thrift Plan, seeking determinations that such plans and their underlying trusts meet the qualification requirements of Code section 401(a).  Additionally, VEC shall assist GP in preparing and making any and all other governmental filings, whether with the DOL, IRS or otherwise, as the parties may deem appropriate with respect to the adoption of the GP Plans.  All costs and expenses incurred by VEC or GP pursuant to this paragraph shall be for VEC’s account.

12.                                 Transfer of  Liabilities and Associated Assets.  The parties hereto agree that the liabilities described in Exhibit A attached hereto and incorporated herein shall be transferred to Holdings.  Additionally, the assets described on Exhibit A shall be transferred to Holdings by VEC or certain VEC Subsidiaries.

13.                                 Tax Deduction Agreement.   In connection with the transfer of liabilities and assets  described in paragraph 12 above and in order to simplify the ongoing administrative effort required by all parties in connection with this Agreement, VEC and Holdings agree that the entire tax deduction related to long-term incentive plans of Holdings and GP, as applicable, will be deductible by Holdings and GP, as applicable, and that the entire tax deduction related to stock options and restricted stock of VEC will be deductible by VEC.

14.                                 Responsibility for Own Plans; Limitation of Liability.  VEC makes no (and hereby disclaims and negates any and all) representations and warranties, express or implied, with respect to the assistance provided to GP in the design of the employee benefit plans established by GP as contemplated herein and with respect to the plans themselves, including without limitation qualification of such plans under relevant provisions of the Code, and shall have no liability with respect to such design.  GP acknowledges and accepts full responsibility for the design of its own employee benefit plans, and acknowledges that the decisions made with respect to the design of each employee benefit plan contemplated by this Agreement is GP’s sole responsibility as sponsor of such plan, as evidenced by the actions of its Board of Directors and its Benefit Plans Administrative Committee.

GP acknowledges (1) that this Agreement does not address the implementation, or the ongoing maintenance or administration of such plans, (2) that to the extent that any subsidiary or affiliate of VEC provides assistance with respect to implementation, or ongoing maintenance or administration with regard to any of such plans, such implementation, maintenance or administration shall be performed pursuant to the Services Agreement and subject to the terms thereof, or such other written agreement between the parties as may be in force at the time such implementation, maintenance or administration is performed, and (3) that VEC shall have no liability pursuant to this Agreement with respect to any implementation, maintenance or administration of such plans.

15.                                 Confidentiality.  Each of the parties agrees to treat, and to cause its affiliates, employees and agents to treat, all records and other information with respect to the other party in confidence and in compliance with all applicable laws regarding confidentiality and privacy.

16.                                 Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally or by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party, (b) three days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via facsimile or electronic mail, in all cases addressed to the individual for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10:

If to VEC:	Valero Energy Corporation
One Valero Way
San Antonio, TX 78249
	Attention:	Debbie Hevner,
Executive Director HR
Administration, Payroll and Benefits

If to Holdings:	Valero GP Holdings , LLC
One Valero Way
San Antonio, TX 78249
	Attention:	Bradley Barron,
Vice President, General Counsel
and Secretary

If to GP:	Valero GP, LLC
One Valero Way
San Antonio, TX 78249
	Attention:	Bradley Barron,
Vice President, General Counsel
and Secretary

17.                                 Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written.  No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18.                                 Governing Law.  This Agreement shall be construed and interpreted, and the rights of the parties shall be determined in accordance with the laws of the State of Texas, without reference or regard to the choice of law provisions thereof.

19.                                 Counterparts; Headings.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement this 13th day of October, 2006, to be effective as of July 1, 2006.

VALERO ENERGY CORPORATION
By:	/s/ Michael S. Ciskowski
	Name:	Michael S. Ciskowski
	Title:	Executive Vice President and
Chief Financial Officer
VALERO GP HOLDINGS, LLC
By:	/s/ Steven A. Blank
	Name:	Steven A. Blank
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
VALERO GP, LLC
By:	/s/ Steven A. Blank
	Name:	Steven A. Blank
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

VALERO ENERGY CORPORATION

LIABILITIES AND ASSETS TO BE TRANSFERRED TO VALERO GP HOLDINGS, LLC

AS OF EFFECTIVE DATE OF SALE OF INITIAL TRANCHE (JULY 19, 2006)

Liabilities to be transferred to Valero GP Holdings:

Other post-employment benefits	$6,091,031
Excess pension plan	222,552
SERP	857,000
Long-term disability	686,533
Total amount of liabilities to be transferred to Valero GP Holdings	7,857,116	(1)
Assets to be transferred to Valero GP Holdings:
Receivable from Valero L.P	$5,812,033	(2)
Deferred tax asset	1,024,260	(3)
Cash	1,020,823	(4)
Total amount of assets to be transferred to Valero GP
Holdings in exchange for the above liabilities	$7,857,116

(1) The liability for OPEBs represents the actuarial present value of future OPEB benefits for Valero L.P. employees not retirement-eligible as of July 1, 2006.  The excess pension plan and SERP liabilities represent the actuarial present value of  future benefits applicable  to current Valero L.P. personnel who are participants in those plans.  The LTD liability represents pay continuance for four Kaneb employees and medical subsidies for six non-Kaneb Valero L.P. employees.  All of these liabilities were calculated by Hewitt Associates, LLC based on assumptions developed through correspondence with both V.E.C. and Valero L.P. personnel.  These liabilities are being transferred in exchange for the assets set out below.

(2) V.E.C. recorded an intercompany note receivable from Valero L.P. upon the merger of Kaneb and Valero L.P. aggregating $5.8 million, representing the amount of the purchase accounting adjustment for OPEBs and long-term disability arising from that merger.  V.E.C. will transfer the remaining balance of this note to Holdings as part of the assets to be transferred to Holdings.

(3) This represents the net deferred tax asset associated with the various assets and liabilities being transferred to Holdings.

(4) The excess of the total assets to be transferred over the note receivable from Valero L.P. and the deferred tax asset will be paid by V.E.C. to Holdings in cash.

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